OPINION OF COUNSEL




TO WHOM IT MAY CONCERN:

I am counsel to The Berwyn Fund, Inc. I am writing this letter to state my opinion as counsel that the shares of the Fund sold in calendar year 1998 were legally issued, fully paid and non-assessable.

The Berwyn Fund, Inc., is a corporation incorporated under the laws of the Common-wealth of Pennsylvania on February 18, 1983. Under its Articles of Incorporation, the Fund has the power to issue 20,000,000 shares of common stock. On March 1,1983, a shareholder resolution was approved that authorized the Board of Directors to issue shares of common stock in such amounts and proportions as from time to time it deemed appropriate and the Board was authorized to set the price at which shares would be sold.

On September 1, 1983, the Board approved a resolution authorizing the sale of 2,000,000 shares of common stock to the public. The resolution directed that prior to sale, the shares be registered with the U.S. Securities and Exchange Commission and various states and that the shares be sold at their net asset value and that they be fully paid and non-assessable when issued. The share registration with the Securities and Exchange Commission became effective May 4, 1984.

On September 5, 1991, the Board authorized the Fund to register an indefinite number of shares of common stock for sale with the Securities and Exchange Commission pursuant to rule 24f of the Investment Company Act of 1940.

Registration under Rule 24f became effective on April 1, 1992.  Under section 1524 of the Pennsylvania Business Corporation Law of 1988, shares of stock sold by Pennsylvania corporations after December 1988, will be deemed fully paid and non-assessable unless there are contrary provisions in Articles of Incorporation or By Laws. There are no provisions in the Fund's Articles or By Laws that allow the Fund to issue stock that is not fully paid or to issue assessable stock.

Based upon the foregoing facts, it is my opinion that the shares issued in 1998 were legally issued, fully paid and non-assessable.



							KEVIN M.
RYAN
							Kevin M. Ryan
							Counsel to the
Fund